EXHIBIT 99.1

FOR RELEASE: February 1, 2006

CONTACT:	Craig Wanichek, Investor Relations
Monaco Coach Corporation

(541) 681-8029

craig.wanichek@monacocoach.com

Monaco Coach Corporation Delays Release of Full Fourth Quarter and 2005 Fiscal Year End Results; Announces Fourth Quarter 2005 Revenues

Coburg, Oregon — February 1, 2006 — Monaco Coach Corporation (NYSE: MNC) one of the nation’s leading manufacturers of recreational vehicles, today announced the Company plans on delaying the release of fourth quarter and 2005 year-end results.  The Company will also postpone its conference call scheduled for today at 11:00 A.M. Pacific, but plans on re-scheduling within the next few days.

The postponement is the result of an unresolved question regarding the accounting treatment of assets associated with Monaco Coach Corporation branding elements at dealer locations.  All other issues regarding the Company’s year-end financial results were completed in the normal course of business.  The remaining question is specifically concerned with the treatment of signage, displays and kiosks the Company placed at certain dealers as part of its, Franchise for the Future initiative.

“We are researching the item to ensure that we resolve this technical issue to its full extent prior to the release of 2005 year-end results,” said Marty Daley, Monaco Coach Corporation Chief Financial Officer.  “The cost of these assets is approximately $3.1 million, which could be determined to be expense in the fourth quarter or capitalized and depreciated over several years.  If we determine that the proper accounting treatment would be to expense these assets in the fourth quarter of 2005, then our pre-tax income would be at approximately break-even, consistent with our previously announced guidance.”

The Company reported that fourth quarter 2005 revenues were $306.0 million, down 4.8% compared to $321.5 million in revenues for the fourth quarter of 2004.  2005 fourth quarter gross profits were $31.3 million, down from $35.9 million a year ago.

Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. Headquartered in Coburg, Oregon, with substantial manufacturing facilities in Indiana, Monaco Coach Corporation employs more than 6,000 people.  Monaco Coach offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and R-Vision

brand names. Monaco Coach Corporation trades on the New York Stock Exchange under the symbol “MNC” and the Company is included in the S&P Small-Cap 600 stock index.  For additional information about Monaco Coach Corporation, please visit http://www.monaco-online.com or www.trail-lite.com.

Management’s expectation regarding fourth quarter pre-tax income, is a forward-looking statement that involves certain risks and uncertainties that could cause actual results to differ materially from that forward-looking statement. Potential risks and uncertainties include such factors as resolution of the accounting question as anticipated.  Investors are also directed to consider other risks and uncertainties discussed in the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at www.sec.gov.